As filed with the Securities and Exchange Commission on June 3, 2011

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2530374
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

77 East King Street, Shippensburg, PA 17257

(Address of principal executive offices) (Zip code)

2011 Orrstown Financial Services, Inc. Stock Incentive Plan

(Full title of plan)

Thomas R. Quinn, Jr., President & CEO

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

(Name and address of agent for service)

(717) 532-6114

(Telephone number, including area code, of agent for service)

Copies to:

Dean H. Dusinberre, Esquire

Kenneth J. Rollins, Esquire

Rhoads & Sinon LLP

One South Market Square, 12th Floor

Harrisburg, PA 17108-1146

(717) 233-5731

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Registration to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	381,920 shares	$26.09	$9,964,292.80	$1,156.86

(1)	Represents the number of shares of common stock that may be issued under the Plan, together with an indeterminate number of shares of the Registrant’s common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Registrant’s common stock. In accordance with Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), as amended, such indeterminable number of additional shares as may be issuable as a result of such adjustments are also registered hereby.
(2)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c), on the basis of the average of the high and low prices of the common stock of Orrstown Financial Services, Inc., as reported on the Capital Market tier of The NASDAQ Stock Market on May 27, 2011, of $26.09 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information required by Item 1 of Part I of Form S-8.

Item 2.	Registration Information and Employee Plan Annual Information.

As permitted by the rules of the SEC, this Registration Statement omits the information required by Item 2 of Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by the Registrant are incorporated into this Registration Statement by reference:

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010.

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

(c)	Registrant’s Current Reports on Form 8-K filed on January 27, 2011, February 2, 2011, February 10, 2011, March 1, 2011, April 27, 2011, May 3, 2011, May 4, 2011 and May 12, 2011.

(d)	The description of Registrant’s common stock set forth in its Form 8-A/A filed with the SEC on January 28, 2010 pursuant to the Exchange Act, as amended, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference herein.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a count determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitles under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the BCL.

The bylaws of the Registrant provide for indemnification of directors and officers to the extent provided in the BCL. In accordance with Section 1713 of the BCL, the bylaws of the Registrant also include a provision that the directors of the Registrant shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (1) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitute self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the BCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal, state or local law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1*	Opinion of Rhoads & Sinon LLP.

10.1*	2011 Orrstown Financial Services, Inc. Stock Incentive Plan.

23.1	Consent of Rhoads & Sinon LLP (included as part of Exhibit 5.1).

23.2*	Consent of Smith Elliott Kearns & Company, LLC.

24.1	Powers of Attorney (included as part of signature page).

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration

Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Shippensburg, Commonwealth of Pennsylvania, on June 3, 2011.

ORRSTOWN FINANCIAL SERVICES, INC.
(Registrant)

By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Orrstown Financial Services, Inc., a Pennsylvania corporation (the “Company”), constitutes and appoints Thomas R. Quinn, Jr., Bradley S. Everly and Dean H. Dusinberre, with full power of each of them to act alone, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 3, 2011.

Signature	Capacity

/s/ Thomas R. Quinn, Jr.	President and CEO (Principal Executive Officer) and Director
Thomas R. Quinn, Jr.

/s/ Bradley S. Everly	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Bradley S. Everly

/s/ Douglas P. Barton	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Douglas P. Barton

/s/ Joel R. Zullinger	Chairman of the Board and Director
Joel R. Zullinger

/s/ Jeffrey W. Coy	Vice Chairman of the Board and Director
Jeffrey W. Coy

Secretary and Director
Kenneth R. Shoemaker

/s/ Dr. Anthony F. Ceddia	Director
Dr. Anthony F. Ceddia

Signature	Capacity

Director
Mark Keller

/s/ Andrea Pugh	Director
Andrea Pugh

Director
Gregory A. Rosenberry

/s/ Glenn W. Snoke	Director
Glenn W. Snoke

/s/ John S. Ward	Director
John S. Ward

INDEX TO EXHIBITS

Exhibit No.	Exhibit

5.1*	Opinion of Rhoads & Sinon LLP.

10.1*	2011 Orrstown Financial Services, Inc. Stock Incentive Plan.

23.1	Consent of Rhoads & Sinon LLP (included as part of Exhibit 5.1).

23.2*	Consent of Smith Elliott Kearns & Company, LLC.

24.1	Powers of Attorney (included as part of signature page).

*	Filed herewith